bakertilly

www.bakertilly.cl

Consent of Independent Registered Public Accounting Firm

CISO Global, Inc.
Scottsdale, Arizona

We hereby consent to the incorporation by reference in the Registration Statement Form S-8 (File N° 333-275230) of our report dated April 16, 2024 relating to the combined financial statements of Arkava Networks SpA., and its wholly-owned subsidiaries Arkavia Networks Limitada and Arkavia Networks as of December 31, 2023 and 2022, and for the year ended December 31, 2023, and 2022, and Servicios Informaticos CUATROi, S.P.A., Comercializadora CUATROi S.P.A., CUATROi Peru S.A.C., and CUATROi S.A.S. as of December 31, 2023 and 2022, and for the year 2023 and for the period from August 26, 2022 (Acquisition) to December 31, 2022, and NLT Networks, S.P.A., NLT Tecnologias, Limitada and Servicios Profesionales, S.P.A. for the year ended December 31, 2023 and 2022, and for the year 2023 and for the period from September 1, 2022 (Acquisition) to December 31, 2022, appearing in the CISO Global, Inc., Annual Report on Form 10-K for the year ended December 31, 2023.

CLAUDIO SILVA MORALES **BAKER TILLY CHILE LTDA.**

Certified Public Accountants

Santiago, Chile
April 16, 2024

Baker Tilly Chile Auditores Consultores Ltda., trading as Baker Tilly Chile is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.

Baker Tilly Chile trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.